UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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PIPER JAFFRAY COMPANIES

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Email from Andrew S. Duff to all employees
Subject Line: Piper Jaffray Shareholders please vote “FOR”
March 17, 2008
Dear Colleagues,
I am writing to you today to highlight several key business items to be addressed at the company’s May 7 annual meeting of shareholders:
•	Election of three directors,
•	Ratification of the selection of Ernst & Young LLP as independent auditor, and
•	Approval of our Amended and Restated 2003 Annual and Long-Term Incentive Plan.
Those of you who are shareholders of Piper Jaffray will be asked to vote on these items after you have reviewed the proxy statement and the annual report. If you hold shares in the Piper Jaffray Companies Retirement Plan or shares of restricted stock, please look for your proxy materials and voting instructions via e-mail. The subject line of the e-mail will be PIPER JAFFRAY COMPANIES 2008 Annual Meeting. If you hold shares in a personal brokerage account, you will receive a package in the mail with the proxy materials and voting instructions. If you receive both an e-mail and a mailing, it is important that you submit votes for all shares held.
Employee ownership is critical to our long-term strategy and to our near-term competitiveness. Given that, I want to call your attention to the approval of our Amended and Restated 2003 Annual and Long-Term Incentive Plan. The primary purpose for amending the Incentive Plan is to increase by one million the number of shares of Piper Jaffray common stock that may be issued under the plan. This increase is designed to help us support three important objectives:
First, equity awards constitute a large portion of the annual incentive compensation granted to employees each year. Currently, the number of shares available under the Incentive Plan is insufficient to maintain our historical levels of equity compensation awards. Furthermore, because equity awards vest and are amortized over time, offsetting them with cash payments would negatively impact our 2008 operating results.
Second, as discussed in the proxy statement, our board of directors seeks to more firmly align executive compensation and shareholder value by establishing a performance-based equity grant for each member of our Management Committee in 2008. This equity award would be contingent upon the company meeting a targeted return on equity (ROE) and would be forfeited if that ROE target were not achieved within five years.
Finally, we intend to increase our use of equity for recruiting and retention. As partners in this company, we all recognize the value of being able to attract and retain top talent across the firm—and the increasing challenges presented by competition for talent in our industry.
As noted above, we will be unable to meet these important objectives without shareholder approval of the Incentive Plan amendment. If you are a shareholder, your vote “FOR” the approval of the requested shares is very important to our firm’s future success. Thank you for your consideration of this issue and your continued partnership and commitment to achieving our mission of building a leading, international middle-market investment bank.
Sincerely,
Andrew